Exhibit 99.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of the translation from the original Italian text of our auditors’ report dated April 8, 2013, with respect to the exchange ratio of shares pursuant to article 2501 of the Italian Civil Code, included in Exhibit 99.4 to the Registration Statement (Form F-4 No. 333-[—]) and related Prospectus of FI CBM Holdings N.V. relating to the mergers of Fiat Industrial S.p.A. and CNH Global N.V. with and into FI CBM Holdings N.V.

/s/ Reconta Ernst & Young S.p.A.

Turin, Italy

May 13, 2013